Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

SPUR OIL CORPORATION

FIRST: The name of the corporation is Spur Oil Corporation.

SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

(a) To carry out all phases of the business of drilling, boring and exploring for, producing, manufacturing, treating, refining, liquefying or otherwise preparing for market transporting, marketing, dealing in, buying and selling, storing or otherwise disposing of oil of any and all ,kinds and grades, gasoline, petroleum, carbon and hydrocarbon products, ammonia, sulphur, asphalt, bitumen and bituminous substances of all kinds, chemicals, petrochemicals, fertilizers and the elements, constituents, products, by-products, mixtures, combinations, compounds and blends thereof;

(b) To carry out all phases of the business of drilling, boring and exploring for, producing, manufacturing, treating, liquefying or otherwise preparing for market, transporting, marketing, dealing in, buying and selling, storing or otherwise disposing of gas, either natural or artificial, and elements, constituents, products, by-products, mixtures, combinations, compounds and blends thereof;

(c) To obtain by contract or concession, purchase or otherwise acquire, own, develop, explore, operate, lease, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of any and all lands, real property, mining claims, mineral rights, oil and gas wells, leases, concessions, licensee, royalty interests, grants, rights of way, land patents, franchises, deposits, water rights, wells, mines, quarries, claims, easements, tenements, hereditaments and interest of every description and nature whatsoever;

(d) To engage in any kind of manufacturing business and to manufacture, produce, buy, lease or otherwise acquire, own, operate, install, service, transport, import, export, sell, lease or otherwise dispose of and generally to trade and deal in and with any and all kinds of raw materials and personal property of every kind, used or capable of being used for any purpose whatever;

(e) To build, purchase, lease or otherwise acquire, own, develop, operate, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of any and all means of transportation and transportation systems, including cars, tank cars, pipe lines, transmission and distribution lines, pumping and compressing stations, terminals, conveyor systems, railroads, canals, aircraft, tankers and other vessels and ships of any kind, and any and all related facilities;

(f) To build, purchase, lease or otherwise acquire, own, develop, operate, mortgage, create liens upon, deal in, sell, lease or otherwise dispose of any and all kinds of plants, factories, buildings, refineries, filling stations, warehouses, power plants, waterworks, tanks and other storage facilities, machinery of all kinds, property, real or personal, of every kind and description, piers, docks, repair shops, telegraph and telephone facilities, radio facilities, housing, irrigation systems, sewage, and sanitary systems, and any and all facilities, connections, installations, things or property, real and personal of every kind and description, connected with, incidental to, necessary, suitable, useful, convenient or appertaining to any or all of the foregoing purposes and powers of the Company or any of its businesses and activities;

(g) To acquire and use, develop and operate, sell, assign, grant licenses or territorial rights in respect to or otherwise to turn to account or dispose of any copyrights, (trade-marks, trade names, brands, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether in connection with or secured under letters patent or otherwise;

(h) To borrow money and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise, and generally to make and perform agreements and contracts of every kind and description;

(l) To loan to any person, firm or corporation any of its surplus funds either with or without security;

(j) To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise, use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations, to merge or consolidate with any corporation in such manner as may be permitted by law, to aid in any manner any corporation whose stocks, bonds, or other obligations are held or in any manner guaranteed by the Company, or in which the Company is in any way interested, and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds, or other obligations, and while owner of any such stock, bonds, or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers there on, to guarantee the payment of dividends upon any stock, or the principal or interest or both of any bonds or other obligations, and the performance of any contracts;

(k) To purchase or otherwise acquire shares of its own capital stock, bonds, notes, debentures or other obligations, and to sell or otherwise dispose of or retire the same, provided that the Company shall not use any of its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Company and provided further that the shares of its own capital stock belonging to the Company shall not be voted directly or indirectly;

(l) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid purposes, objects or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which the Company is organized.

The business or purpose of the Company is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the Company shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Company is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or impliedly by the reasonable construction of the said laws.

FOURTH: The total number of shares of stock which the Company shall have authority to issue is 1,000 shares and the par value of each of such shares is $1.00. All such shares are designated “Common Stock” and are of one and the same class and have full voting powers and equal rights of participation in dividends and assets of the Company.

No stockholder of the Company shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Company, now or hereafter to be authorized, or any notes, debentures, bonds; or other securities convertible into or carrying options or warrants to purchase shares of class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant, and at such prices as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of the Company, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

FIFTH: The minimum amount of capital with which the Company will commence business is $1,000.

SIXTH: The name and place of residence of each of the incorporators is as follows:

Name	Residence
S. H. Livesay	Wilmington, Delaware
F. J. Obara, Jr.	Wilmington, Delaware
A.D. Grier	Wilmington, Delaware

SEVENTH: The existence of the Company is to be perpetual.

EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH: The number of directors of the Company shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws, but shall not be less than three. Election of directors need not be by ballot unless the by-laws so provide.

In furtherance, and not in limitation of the powers conferred by law, the board of directors is expressly authorized

(a) To make, alter or repeal the by-laws of the Company; to set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; to authorize and cause to be executed mortgages and liens upon any part of the property of the Company provided it be less than substantially all; to determine whether any, and if any, what part, of the annual net profits of the Company or of its net assets in excess of its capital shall be declared as dividends and paid to the stockholders, and to direct and determine the use and disposition of any such annual net profits or net assets in excess of capital.

(b) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Company, which, to the extent provided in the resolution or in the by-laws of the Company, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Company or as may be determined from time to time by resolution adopted by the board of directors.

(c) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the Company, including its good will and its corporate franchises upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Company.

(d) To establish bonus, profit sharing, stock option, retirement or other types of incentive or compensation plans for the employees (including officers and directors) of the Company and to fix the amount of the annual profits to be distributed or shared and to determine the persons to participate in any such plans and the amount of their respective participations.

(e) To determine from time to time whether, and to what extent, and at what times and places; and under what conditions and regulations, the accounts and books of the Company (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

TENTH: The stockholders and board of directors shall have power, if the by-laws so provide, to hold their meetings and to keep the books of the Company (except such as are required by the law of the State of Delaware to be kept in Delaware) and documents and papers of the Company outside the State of Delaware.

ELEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH: No contract or other transaction between the Company and any other corporation and no other act of the Company with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the Company are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the Company individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Company, provided that the fact that he individually or as a member of such firm or association is such a party or so interested and the extent of such interest shall be disclosed or shall have been known to a majority of the whole board of directors present at any meeting of the board of directors at which action upon any such contract or transaction shall be taken; and any director of the Company who is also a director or officer of such other corporation or who is such a party or so interested may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any director of the Company may vote upon any contract or other transaction between the Company and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

THIRTEENTH: The Company shall have power to indemnify any and all of its directors or officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director of officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such power to indemnify shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

FOURTEENTH: Each officer, director, or member of any committee designated by the board of directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its officials or by an independent public accountant or by an appraiser selected with reasonable care by the board of directors or by any such committee or in relying in good faith upon other records of the Company.

FIFTEENTH: The Company hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, we have hereunto set our hands and seals the 10th day of February, 1964.